Exhibit 99.1

CONTACT:	William Koziel (847) 597-8800

Così, Inc. Reports 2014 First Quarter Results

DEERFIELD, IL – May 15, 2014 – Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today reported a net loss for the first quarter ended March 31, 2014 of $(3,126,000), or $(0.17) per basic and diluted common share, compared with the net loss of $(2,741,000), or $(0.15) per basic and diluted common share, reported for the 2013 first quarter.

Così’s total revenues for the 2014 first quarter decreased by $3,186,000 to $18,375,000 from $21,561,000 in the 2013 first quarter.  Company-owned net restaurant sales decreased by $3,126,000 to $17,728,000 from $20,854,000 for the 2013 first quarter. Franchise fees and royalty revenues for the quarter contributed $647,000 compared to $707,000 in the 2013 first quarter.  The decline in revenues compared to last year’s first quarter was due primarily to the decline in comparable Company-owned store sales, the closure of company-owned and franchise locations subsequent to the first quarter of 2013, and lower royalties resulting from a decrease in comparable franchise restaurant sales.

System-wide comparable restaurant sales for the first quarter as measured for restaurants in operation for more than 15 months recorded an aggregate decline of 9.5% as compared to the first quarter of 2013.  The breakdown in comparable sales between Company-owned and franchise-operated restaurants are as follows:

For the 13 weeks ended March 31, 2014
Company-owned	(12.4%)
Franchise-operated	(5.0%)
Total System	(9.5%)

"Although the first quarter results are disappointing, I remain confident in Così’s long-term potential,” stated RJ Dourney, Così's President and Chief Executive Officer, “We have made good progress in establishing the performance standards by which we will operate to achieve success, in developing a menu strategy that is better aligned with our guest’s expectation of better, better for you offerings and in building the right team to execute the plan.”

2014 First Quarter Financial Performance Review

Così’s aforementioned $3,126,000 decrease in first quarter Company-owned net sales as compared to the 2013 first quarter was due primarily to a 12.4% decrease in comparable restaurant net sales as well as a $653,000 decline in net sales from five locations closed subsequent to the first quarter of 2013. The decrease in Company-owned comparable net sales during the quarter was comprised of a 12.9% decrease in traffic partially offset by a 0.5% increase in average guest check.

For the first quarter of 2014, Così reported a 630 basis point increase in costs and expenses related to Company-owned restaurant operations as a percentage of restaurant net sales compared with the first quarter of 2013. The change resulted from increases of 520 and 110 basis points, as a percentage of net sales, in occupancy and other restaurant operating expenses and labor and related benefits expense, respectively.  Food and beverage costs as a percentage of net sales were consistent for both years at 24.9%.  The increase in occupancy and other restaurant operating expenses and labor and related benefits expense as a percentage of net sales was due primarily to the deleveraging impact of the comparable restaurant net sales decline on the fixed portion of these costs during the period.

During the first quarter of 2014, the Company reduced its general and administrative expenses by $388,000 or 14%, to $2,369,000 from $2,757,000 in the 2013 first quarter.

Così reported that as of March 31, 2014 it had cash and cash equivalents of $2,813,000.

About Così, Inc.
Così® (http://www.getcosi.com) is a national fast casual restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così’s warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 70 Company-owned and 49 franchise restaurants operating in sixteen states, the District of Columbia, the United Arab Emirates, and Costa Rica. The Così® vision is to become America's favorite fast casual restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così® menu features Così® sandwiches, freshly-tossed salads, bowls, breakfast wraps, melts, soups, Così® Squagels®, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

“Così,” “(Sun & Moon Design)” and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2014 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, “mad cow disease” and avian influenza or “bird flu”; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees’ ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.

Cosi, Inc.
Consolidated Balance Sheets
As of March 31, 2014 and December 30, 2013
(dollars in thousands)

	March 31, 2014	December 30, 2013
Assets
Current assets:
Cash and cash equivalents	$2,813	$6,021
Accounts receivable, net	599	594
Notes receivable, current portion	551	551
Inventories	789	779
Prepaid expenses and other current assets	1,136	1,348
Total current assets	5,888	9,293

Furniture and fixtures, equipment and leasehold improvements, net	7,742	8,195
Other assets	1,100	1,115
Total assets	$14,730	$18,603

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,249	$2,462
Accrued expenses	7,481	9,088
Deferred franchise revenue	18	18
Current portion of other long-term liabilities	186	196
Total current liabilities	10,934	11,764

Deferred franchise revenue	1,931	1,931
Other long-term liabilities, net of current portion	2,104	2,189
Total liabilities	14,969	15,884

Stockholders' equity (deficit):
Common stock - $.01 par value; 100,000,000 shares authorized,
19,136,143 and 18,106,979 shares issued, respectively	191	181
Additional paid-in capital	297,339	297,181
Treasury stock, 59,886 shares at cost	(1,198)	(1,198)
Accumulated deficit	(296,571)	(293,445)
Total stockholders' equity (deficit)	(239)	2,719
Total liabilities and stockholders' equity (deficit)	$14,730	$18,603

The accompanying notes are an intergral part of these consolidated financial statements.

Cosi, Inc.
Consolidated Statements of Operations and Comprehensive Loss
For the Three Month Periods Ended March 31, 2014 and April 1, 2013
(dollars in thousands, except share and per share data)

	Three Months Ended
	March 31,	April 1,
	2014	2013
	(Unaudited)	(Unaudited)
Revenues:
Restaurant net sales	$17,728	$20,854
Franchise fees and royalties	647	707
Total revenues	18,375	21,561

Costs and expenses:
Cost of food and beverage	4,415	5,202
Restaurant labor and related benefits	7,094	8,110
Occupancy and other restaurant operating expenses	7,001	7,146
	18,510	20,458
General and administrative expenses	2,369	2,757
Provision for losses on asset impairments
and disposals	-	339
Depreciation and amortization	639	748
Closed store costs	2	17
Lease termination expense (income)	(16)	4
Total costs and expenses	21,504	24,323
Operating loss	(3,129)	(2,762)

Other income	3	21

Net loss and comprehensive loss	$(3,126)	$(2,741)

Per Share Data:
Loss per share, basic and diluted	$(0.17)	$(0.15)

Weighted average shares outstanding:	18,054,580	17,949,772

The accompanying notes are an integral part of these consolidated financial statements.

Cosi, Inc.
Results of Operations as a Percent of Sales

	Three Months Ended
	March 31		April 1,
	2014		2013

Revenues:
Restaurant net sales	96.5%		96.7%
Franchise fees and royalties	3.5		3.3
Total revenues	100.0		100.0
Cost and expenses:
Cost of food and beverage (1)	24.9		24.9
Restaurant labor and related benefits (1)	40.0		38.9
Occupancy and other restaurant operating expenses (1)	39.5		34.3
	104.4		98.1
General and administrative expenses	12.9		12.8
Provision for lossess on asset impairments and disposals	-		1.6
Depreciation and amortization	3.5		3.5
Closed store costs	-		0.1
Lease termination income	(0.1)		-
Total costs and expenses	117.0		112.8
Operating loss	(17.0)		(12.8)
Other income	-		0.1
Net loss and comprehensive loss	(17.0	) %	(12.7	) %

(1)	Expressed as a percentage of restaurant net sales versus all other items expressed as a percentage of total revenues.

Cosi, Inc.
System-wide Restaurants

	For the Three Months Ended
	March 31, 2014			April 1, 2013
	Company- Owned	Franchise	Total	Company- Owned	Franchise	Total

Restaurants at beginning of period	70	52	122	75	50	125
Franchise-owned converted to Company-owned	2	2	-	-	-	-
Restaurants permanently closed	-	1	1	1	-	1
Restaurants at end of period	72	49	121	74	50	124